Exhibit 99.1

AudioEye Promotes Executives to Facilitate Further Growth and Scale

TUCSON, Ariz., September 21, 2021 — AudioEye, Inc. (NASDAQ: AEYE), the industry-leading digital accessibility platform, today announced the promotion of Chris Hundley, Dominic Varacalli, and Mase Gray to facilitate future growth and scale.

Chris Hundley has been promoted from Chief Technology Officer to President to lead efforts for departmental alignment on go-to-market and other strategic initiatives and support interim CEO David Moradi on operations and growth.

Dominic Varacalli’s role has changed from President to Chief Operating Officer. In his new role, Dominic will continue to focus on areas where he has added significant value in bringing top-notch service to our customers while delivering margin efficiency for the business. He will also manage HR and facilities operations.

Mase Gray will transition from Chief Architect to Chief Technology Officer. Mase joined AudioEye from Facebook in June, where he served as a product and technical lead for advanced workload and data management infrastructure, powering their next-generation advertising systems. Mase will focus on shaping AudioEye's product and technical strategy to support the Company's growth and building a world class engineering team.

“AudioEye has made tremendous progress over the past couple of years across its revenue, margins, product, and technology,” said Interim CEO David Moradi. “This has allowed us to attract amazing talent to our leadership team, with successful track records of scaling operations across world-class businesses, such as Facebook, Amazon, Pinterest, Uber, and Oracle. This level of experience has allowed us to move faster, with a larger impact. These new and exciting changes will drive our company growth as we create powerful systems, culture, and teams for scalable, repeatable, and sustainable excellence. Every day I wake up feeling more energized than the last. It’s an exciting time to be at AudioEye.”

Offering a complete solution for web accessibility, AudioEye technology is continuously improving through data-driven automation coupled with subject matter experts. This hybrid approach enables companies of all sizes to address the challenges of digital accessibility while providing peace of mind that their accessibility solutions are compliant with ADA, WCAG, and other relevant laws and regulations. Using inclusive design to serve the needs of all customers allows businesses to unlock a multi-trillion dollar market opportunity and revenue growth potential.

About AudioEye

AudioEye is an industry-leading digital accessibility platform delivering trusted ADA and WCAG accessibility compliance at scale. Through patented technology, subject matter expertise, and proprietary processes, AudioEye is eradicating all barriers to digital access, helping creators build accessible content and supporting them with ongoing advisory and automated upkeep. Trusted by the FCC, ADP, SSA, Samsung, and others, AudioEye helps identify and resolve issues of accessibility and enhance user experiences, automating digital accessibility for the widest audiences. AudioEye stands out among its competitors because it delivers human-in-the-loop machine learning accessibility remediations without making fundamental changes to website architecture, source code audits, browser-based tools, and continuous accessibility monitoring. Join our movement at www.audioeye.com.

Corporate Contact:

Dr. Carr Bettis, Executive Chairman

AudioEye, Inc.

cbettis@audioeye.com

Investor Contact:

Matt Glover or Tom Colton

Gateway

AEYE@gatewayir.com

(949) 574-3860 (edited)